EXHIBIT 24.3

POWER OF ATTORNEY

     WHEREAS, each of the subsidiaries of Jacuzzi Brands, Inc. listed on Annex I are guarantors (the “Guarantors”)of Jacuzzi Brands, Inc.’s 9-5/8% Senior Secured Notes due 2010 (the “Initial Securities”) which are to being exchanged for registered notes which are substantially identical in all material respects to the Initial Securities; and

     WHEREAS, each of the individuals who have signed this Power of Attorney is (i) a principal executive officer, (ii) a principal financial officer, (iii) a controller or principal accounting officer or (iv) a director of one or more Guarantors;

     Now Therefore:

     Each person whose signature appears below hereby constitutes and appoints Steven C. Barre and Jeffrey B. Park, and each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to Registration Statement No. 333-111479, whether pre-effective or post-effective, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to such Registration Statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

/s/ Tammy S. Bishop	/s/ Patrick J. Donahue
Tammy S. Bishop	Patrick J. Donahue

/s/ Patricia F. Genzel	/s/ George Warren, Jr.
Patricia F. Genzel	George Warren, Jr.

Date: January 7, 2004

Annex I

JUSI Holdings, Inc.
USI Global Corp.
Zurco, Inc.